EXHIBIT 5.1

Jodie M. Bourdet
(415) 693-2054
jbourdet@cooley.com

December 30, 2008

Abaxis, Inc.
3240 Whipple Road
Union City, California  94587

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Abaxis, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission registering the offering of 500,000 shares of the Company’s Common Stock, without par value (the “Shares”), pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and related prospectus, the Company’s Certificate of Incorporation, as amended and restated, and Bylaws, as amended, the Plan, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish llp

By:  /s/ Jodie M. Bourdet
Jodie M. Bourdet

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